EXHIBIT 10.1

                             LS CAPITAL CORPORATION
                          15915 Katy Freeway, Suite 250
                              Houston, Texas 77094

                                November 20, 1997

                                LETTER OF INTENT


Au Consolidated, Inc.
c/o William F. Doran, Esq.
Attorney at Law
706 E. Bell, Suite 200
Phoenix, AZ 85022

Gentlemen:

         This letter of intent outlines our mutual understanding of certain basic terms and conditions governing a transaction whereby Au Consolidated, Inc. ("Lessor") would lease, to a newly-formed Delaware corporation to be named "Cochise Mining Corporation" ("Lessee") and to be organized by LS Capital Corporation ("LS Capital"), the mineral rights on 50,000 acres of land under the control of Lessor and mutually identified and agreed upon by Lessor and Lessee (the "Acres").

         This letter of intent is subject to definitive documentation and does not constitute a binding obligation or commitment of Lessor, Lessee or LS Capital with respect to any matter provided for or contemplated herein, except for the provisions of Sections 4, 5, 6, 7 and 8, which shall constitute binding agreements.

         1. Lease Agreement. Lessor and Lessee shall cause to be prepared, executed and delivered a definitive lease agreement (the "Lease Agreement") in a form and containing definitive terms, provisions and conditions mutually satisfactory to Lessor, Lessee and LS Capital. The Lease Agreement shall contain terms, provisions and conditions reflecting the following:

         (a) Lessor shall lease to Lessee the mineral rights respecting the Acres, for a term commencing on execution and continuing after ore begins being processed on the Acres and ending once Lessee no longer processes ore on any properties located within a five-mile radius of any of the Acres, for purposes of exploiting the minerals underlying the Acres.

         (b) Lessee shall pay to Lessor a production royalty for all minerals mined, removed and sold from the Acres equal to 5.0% of the Net Smelter Returns. "Net Smelter Returns" shall mean the total receipts from the mill, refinery, smelter or other purchaser for production from the Acres, less only (i) the transportation costs from the Acres to the place of sale if paid by Lessee, and
(ii) the costs, penalties, treatment charges and other charges paid by Lessee (or deducted from the amount paid to Lessee) by the mill, refinery, smelter or other purchaser.

         (c)      Lessee shall pay to Lessor quarterly advance royalties in the following amounts:

         (i)      $10,000.00 upon signing of the lease;
         (ii) thereafter, $54,000.00 for the next three three-month periods; and
         (iii) thereafter, $100,000.00 for each three-month period.

                  Such quarterly advanced royalties shall be credited to the production royalty described immediately above.

         (d) Lessee shall pay to Lessor a $20,000.00 non-refundable deposit upon execution of this Letter of Intent, and such $20,000.00 shall be credited against the funds to be raised under paragraph 2(g) of this letter of intent.

         (e) Lessor shall have the option, from May 2 through May 15, 1998, to terminate the Lease Agreement if LS Capital has not satisfied its obligations described in Section 2(g) below.

         (f) All State of Arizona land will be maintained as mining claims. If Lessee desires to convert the claims to exploration permits or mineral leases, Lessee shall pay all additional fees as advance royalties.

         2. Organization and Financing of Lessee. In connection with and as a condition precedent to the execution and delivery of the Lease Agreement, LS Capital shall organize, and procure financing for, Lessee upon the following terms, provisions and conditions:

         (a) Lessee shall be organized under the laws of the state of Delaware and shall be qualified to do business as a foreign corporation under the laws of the state of Arizona.

         (b) Lessee shall be capitalized with 20,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of "blank check" preferred stock, par value $.01 per share. Shares of preferred stock shall be issued only upon the consent of both Lessor and LS Capital.

         (c) Paul J. Montle, Kent E. Lovelace, Jr., C. Thomas Cutter, and two nominees selected by Lessor shall serve as the initial directors of Lessee. Lessor and LS Capital shall enter into a voting agreement ("Voting Agreement"), in a form and containing terms, provisions and conditions mutually satisfactory to them, entitling LS Capital to elect three persons to the Board of Directors of Lessee and Lessor to elect two persons to the Board of Directors of Lessee.

         (d) In  consideration  of its  procuring  the  financing  described  in
Section 2(g) below, LS Capital shall be issued 60% of the shares of common stock initially issued. In consideration of its agreement to enter into the Lease Agreement, Lessor shall be issued 40% of the shares of common stock initially issued. The stock certificates representing Lessor's shares of common stock shall be held by LS Capital until May 15, 1998. If by May 15, 1998 Lessor has not terminated the Lease Agreement, then LS Capital shall deliver to Lessor the stock certificates representing Lessor's shares of common stock. If by May 15, 1998 Lessor has terminated the Lease Agreement, then LS Capital may, with Lessor's consent (which is hereby given), cause the stock certificates representing Lessor's shares of common stock to be cancelled.

         (e) LS Capital, Lessor and Lessee shall enter into an agreement (the "Right of First Refusal/Preemptive Rights Agreement"), in form and containing terms, provisions and conditions mutually satisfactory to them, whereby each of LS Capital and Lessor agrees to give to each other a right of first refusal with respect to proposed transfers of their shares of common stock in Lessee, and whereby Lessee gives to each of LS Capital and Lessor (subject to customary exceptions) pre-emptive rights with respect to shares of stock to be newly issued. The Right of First Refusal/Preemptive Rights Agreement shall not apply to any in-kind dividend of shares in Lessee made to the stockholders of LS Capital, and shall terminate immediately upon Lessee becoming a publicly traded company. Moreover, Lessor shall be free to sell any and all of its shares in Lessee under the exemption from registration provided for by Rule 144 under the Securities Act of 1933.

         (f) The following persons shall be elected to the offices of Lessee set forth to the right of their respective names:

                  Richard Bradshaw                   President
                  Michael Bradshaw                   Vice President - Operations
                  Paul J. Montle                     Vice President & Treasurer
                  Su J. Lee                          Corporate Secretary

                  Moreover, Richard Bradshaw and Michael Bradshaw shall be responsible for the day-to-day operations of Lessee, and shall, at the option of LS Capital, enter into employment agreements (the "Employment Agreements") in forms and containing terms, provisions and conditions mutually satisfactory to them and LS Capital.

         (g) LS Capital agrees to contribute as equity or raise from investors in an equity financing, by May 1, 1998 and upon terms, provisions and conditions believed by LS Capital to be advisable for Lessee, $1.4 million to be invested in Lessee for purposes of obtaining processing equipment and operating capital to begin extracting gold from the Acres. In this connection, Lessor agrees to furnish to LS Capital by November 30, 1997 a budget for the use of the $1.4 million for purposes of disclosure to potential investors.

         3. Latest Signing Date. Lessor, Lessee and LS Capital shall cooperate fully with each other, in good faith and with a view to organizing Lessee and executing and delivering the Lease Agreement, the Voting Agreement, the Right of First Refusal/Preemptive Rights Agreement, and the Employment Agreements by November 30, 1997 (the "Latest Signing Date").

         4. Due Diligence. Lessor shall permit LS Capital and Lessee, their accountants, attorneys, consultants, employees, agents and other representatives, full and complete access to make such inspections, tests and surveys of the Acres, and Lessor shall disclose and make available to LS Capital and Lessee, their accountants, attorneys, consultants, employees, agents, and other representatives, all contracts, books, records, papers, documents, plans and drawings relating to Acres. In addition to the preceding, Lessor shall arrange for LS Capital and Lessee to discuss with it or its appropriate directors, officers, accountants, attorneys, consultants, employees, agents and other representatives, such matters relative to the Acres as LS Capital or Lessee reasonably requests. LS Capital's obligation to form Lessee and Lessee's obligation to enter into the Lease Agreement are expressly conditioned upon LS Capital's and Lessee's receipt of information regarding the Acres as LS Capital and Lessee may request and upon LS Capital's and Lessee's approval of all such information. If LS Capital or Lessee finds any such information unacceptable for any reason, LS Capital may elect not to form Lessee and Lessee may elect not to enter into the Lease Agreement.

         5. Confidentiality. LS Capital and Lessee shall not disclose to any third person (other than its accountants, attorneys, consultants, employees, agents and other representatives for purposes of evaluating the lease of the Acres), except as may be required by applicable law, any information obtained pursuant to this Letter of Intent or otherwise in contemplation of the lease of the Acres at any time, unless such information is otherwise already known by LS Capital or Lessee or is generally available to the public, or hereafter is disclosed to LS Capital or Lessee by a person who did not have an obligation not to disclose such information or hereafter becomes generally available to the public. In the event that the Lease Agreement is not entered into by the Latest Signing Date as it may be hereafter extended, LS Capital and Lessee shall promptly return all nonpublic information, documents and other written information containing information obtained pursuant to this Letter of Intent, including any item obtained in any investigation permitted pursuant to this Letter of Intent, and any copies thereof. LS Capital and Lessee shall require their accountants, attorneys, consultants, employees, agents and other representatives not to disclose such information, unless required by applicable law.
         6. Other Negotiations. Lessor agrees, until the earlier of the Latest Signing Date or Lessee's indication that it no longer desires to pursue the possible lease of the Acres, not to contact in any way or negotiate with any one other than Lessee and LS Capital or their authorized representatives concerning the possible lease of the Acres.

         7. Expenses. Each of Lessor, Lessee and LS Capital shall each pay its own expenses in connection herewith including without limitation, attorneys' fees and accountants' fees. Lessor and Lessee each represent that no broker or finder is entitled to any fee or commission in connection herewith.

         8. Publicity. Lessor shall not (without the express prior written consent of LS Capital and Lessees), and neither of LS Capital nor Lessee shall (without the express prior written consent of Lessor), issue or make, or cause to have issued or made, any further public release or announcement concerning the lease of the Acres except as required by law. All parties hereto shall cooperate with each other in preparing a form of press release mutually acceptable to Lessor, Lessee and LS Capital.

         If this letter of intent correctly sets forth our agreement, please acknowledge by signing and returning the enclosed counterpart copy to the undersigned.

Very truly yours,                                    Very truly yours,

LS CAPITAL CORPORATION,                     COCHISE MINING CORPORATION.
a Delaware corporation                       a Delaware corporation


By: /s/ Paul J. Montle                       By: /s/ Paul M.
Montle
         Paul J. Montle, President           Paul J. Montle, Vice President

ACKNOWLEDGED AND AGREED to this 24 day of November, 1997.

AU CONSOLIDATED, INC.


By:/s/ Frank Cobb

Name: Frank Cobb

Title: President